Exhibit 99.1

FOR IMMEDIATE RELEASE

Hudson Valley Holding Corp.	CONTACT
21 Scarsdale Road	James J. Landy
Yonkers, NY 10707	President & CEO
(914) 771-3230

Stephen R. Brown
Sr. EVP, CFO and Treasurer
(914) 771-3212

HUDSON VALLEY HOLDING CORP. ANNOUNCES
NINE MONTH EARNINGS OF $25.4 MILLION

YONKERS, NY, November 7, 2008 …On Monday, October 20, 2008, Hudson Valley Holding Corp. announced record earnings of $26.0 million for the nine months ended September 30, 2008.  Today, the Holding Corp. announced that earnings for the period were $25.4 million.

According to James J. Landy, President & CEO, “Subsequent to our original announcement, while performing our standard quarter end review of our financial results, we received new information regarding one of our investment securities. Specifically, due to an unexpected impairment in a Pooled Trust Preferred Security, we had to revalue the security as an Other Than Temporary Impairment that resulted in a pre-tax non cash charge of $1.06 million or $630,000 after tax.”

As a result, earnings for the nine months ended September 30, 2008 were $25.4 million compared to $25.8 million for the same period in 2007.  Diluted earnings per share were $2.48 compared to $2.53 for the same period last year.  Reported assets, deposits and net loans were not affected by the announcement. As of September, 30, 2008, assets totaled $2.4 billion, deposits totaled $1.8 billion and net loans totaled $1.6 billion.

 “We react appropriately to information that materially impacts our financial results,” Mr. Landy said in making the announcement.

“The fact remains that in this volatile market we made $25.4 million in the first nine months of the year,” he said.  “While we are disappointed that our net income for the first nine months did not exceed our net income for the same period last year, we are pleased with our very positive results. We remain financially strong, profitable and exceed all current regulatory capital requirements to be considered in the “well-capitalized” category.”

Highlights of the company’s financial results are outlined below.

Financial Highlights (unaudited)	09/30/08	09/30/07

Interest Income	$104,442	$113,317
Interest Expense	$23,253	$35,749
Net Interest Income	$81,189	$77,568
Net Income	$25,392	$25,769
Diluted Earnings Per Share *	$2.48	$2.53

$ in thousands except per share amounts

•	9/30/07 amount adjusted for effects of 10% stock dividend in December 2007

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Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2.4 billion in assets, serving the metropolitan area with 29 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County, CT.  HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc.  NYNB is a Bronx based bank with approximately $140 million in assets serving the local communities of the Bronx, Upper Manhattan and Roosevelt Island with five branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.’s stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board.  Additional information on Hudson Valley Bank and NYNB Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, material adverse changes in Hudson Valley Bank’s operations or earnings, or a decline in the economy in the New York Metropolitan area.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.